Exhibit 3.2

Delaware	PAGE 1
The First State

I , JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “GRILL CONCEPTS, INC.”, FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF MARCH, A.D. 2009, AT 1:59 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SEVENTEENTH DAY OF MARCH, A.D. 2009, AT 11:59 O’CLOCK P.M.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
2075167 8100	AUTHENTICATION:	7191461
090274448	DATE:	03-17-09

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

GRILL CONCEPTS, INC.

The Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1. The name of the Corporation is Grill Concepts, Inc.

2. Article FOURTH of the Certificate of Incorporation of the Corporation (hereinafter called the “Certificate of Incorporation”) is hereby amended by deleting current section C.5. in its entirely and replacing it with the following:

“5. Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any stockholder and each fractional interest in excess of one (1) share held by the Corporation or its agent pending disposition on behalf of those entitle thereto), immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into 35 fully paid and nonassessable share of Common Stock of the Corporation (or, with respect to such fractional shares and interest, such lesser number of shares and fractional shares or interests as may be applicable based upon such 35-for-1 ratio) without increasing or decreasing the amount of stated capital or paid-in surplus of the corporation, provided that no fractional shares shall be issued.”

3. This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law and shall become effective at 11:59 p.m., Eastern time, on March 17, 2009.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 17th day of March, 2009.

GRILL CONCEPTS, INC.

By:	/s/ Philip Gay
Name:	Philip Gay
Title:	President

State of Delaware Secretary of State Division of Corporations Delivered 01:58 PM 03/17/2009 FILED 01:59 PM 03/17/2009 SRV 090274448 – 2075167 FILE